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EXHIBIT 99.1

Contact:   Stephen Tisdell
           Chief Financial Officer
           (615) 297-4255 X265
           stisdell@parking.com

                      CENTRAL PARKING CORPORATION ANNOUNCES
                       PRELIMINARY RESULTS FOR FISCAL 1999

NASHVILLE, Tenn. (Dec. 1, 1999) - Central Parking Corporation (NYSE:CPC) today indicated that while it expects earnings for the fourth quarter and fiscal year ended September 30, 1999 (excluding merger costs, integration-related expenses and real estate gains) to be less than consensus published estimates, earnings per share for fiscal 1999 will substantially exceed the comparable prior year's record results.

         Monroe Carell, Jr., Chairman and Chief Executive Officer, said, "We are completing our year-end closing and plan to release final results as scheduled late next week. Preliminary indications are that earnings for the fourth quarter (excluding merger costs, integration-related expenses and real estate gains) will be approximately unchanged from the $0.19 per diluted share in the year-earlier period. Based on this preliminary estimate, earnings per share for fiscal 1999 as a whole will represent an approximate 40% increase from the $0.72 per diluted share for fiscal 1998. We are very pleased with the overall integration of the Allright transaction, but we experienced a number of variances, primarily cost variances, during the fourth quarter that have caused earnings to be below the consensus published estimates of $0.30 per diluted share. Approximately $0.04 per diluted share of these variances related to non-recurring events. Our ability to monitor the incidence of these variances was limited by the delayed implementation of a new management information system and the full integration of the 2,500 Allright locations during the quarter. The new system is now operational, and the integration of the Allright operations has been completed. We are moving aggressively to address the cost variances, and results since the close of the year affirm the functioning of the new system as well as the initial benefits of the actions we are taking to bring expenses in line with targeted levels."

         The earnings for the year-earlier fourth quarter and fiscal 1998 have been restated to include the results of Allright Holdings, Inc. which was merged with a wholly owned subsidiary of Central Parking Corporation in March 1999.

         Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking services. The Company operates approximately 4,795 parking facilities containing more than 1.6 million spaces at locations in 40 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Spain, Germany, Malaysia, Chile and Mexico. Central Parking Corporation has a business development office in Amsterdam.

         This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.


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